UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013 (November 20, 2013)

AMSURG CORP.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Burton Hills Boulevard Nashville, Tennessee		37215
(Address of Principal Executive Offices)		(Zip Code)

(615) 665-1283

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christopher A. Holden Employment Agreement

Effective November 21, 2013, the Company entered into a Second Amended and Restated Employment Agreement with Christopher A. Holden, the Company’s Chief Executive Officer and President (the “Agreement”). The Agreement provides for a minimum base salary and has an initial term expiring December 31, 2014. The Agreement may be extended thereafter for one-year terms on each December 31 during the term of the Agreement. The Agreement provides that if the Company elects not to extend Mr. Holden’s employment, Mr. Holden will be considered to have been terminated without cause.

In the event Mr. Holden’s employment with the Company is terminated as a result of Mr. Holden’s disability, Mr. Holden is entitled to receive a pro rata portion of his annual bonus, his base salary and benefits for a period of 24 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. Additionally, the Agreement provides for acceleration of all time-based equity awards held by Mr. Holden at the time of his termination due to disability.

In the event Mr. Holden’s employment with the Company is terminated by the Company for “cause” (as defined in the Agreement), the Company shall have no further obligations under the Agreement.

In the event the Company terminates Mr. Holden’s employment with the Company without cause or Mr. Holden terminates his employment with the Company because the Company has materially diminished the scope and nature of Mr. Holden’s authority and responsibilities (including a requirement that Mr. Holden be subordinate to any officer or employee of the Company) or his base salary or overall compensation, changed the location at which Mr. Holden is required to perform his duties to the Company, or engaged in any action or inaction that constitutes a material breach of the Agreement (“good reason”), Mr. Holden is entitled to receive a severance payment equal to two times his base salary, two times his target annual bonus, a pro rata portion of his annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of two years. Additionally, the Agreement provides for the acceleration of all time-based equity awards held by Mr. Holden at the time of his termination without cause or for good reason, unless his employment is terminated without cause following the failure of the Company to achieve at least 85% of the budgeted level of earnings from continuing operations before income taxes during any two years during a consecutive three fiscal year period.

In the event the Company terminates Mr. Holden within 12 months following a “change of control” (as defined in the Agreement) of the Company, Mr. Holden is entitled to receive a severance payment equal to three times his base salary, three times his target annual bonus, a pro rata portion of his annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of three years. Additionally, the Agreement provides for the acceleration of all time-based equity awards held by Mr. Holden at the time of his termination within 12 months following a change of control.

The Agreement contains restrictive covenants pursuant to which Mr. Holden has agreed not to compete with the Company during the two years following the date of termination of his employment with the Company. This summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Amendment to AmSurg Corp. 2006 Stock Incentive Plan

Effective November 20, 2013, the Board of Directors approved an amendment to the AmSurg Corp. 2006 Stock Incentive Plan, as amended (the “2006 Plan”), to, among other things, provide that (i) the Compensation Committee of the Company’s Board of Directors may not cancel options or stock appreciation rights granted under the 2006 Plan in exchange for other awards, cash or property at a time when the fair market value of a share of the Company’s stock is less than the grant price of the option or stock appreciation right, (ii) the Compensation Committee may have the discretion to accelerate the vesting of unvested awards under the 2006 Plan in circumstances other than the death, disability or retirement of the participant or upon a change of control of the Company, and (iii) the maximum number of shares subject to awards issued to non-employee directors of the Company during any calendar year shall not exceed $400,000. This summary of the amendment to the 2006 Plan is qualified in its entirety by reference to the text of the 2006 Plan, as amended, which is included as Exhibit 10.2 hereto and incorporated herein by reference.

Item 8.01. Other Events.

Effective November 20, 2013, the Board of Directors approved the AmSurg Corp. Compensation Recoupment Policy that grants the Compensation Committee the right to require reimbursement of certain incentive compensation paid to the executive officers of the Company based upon the attainment of objective performance criteria in the event the Company is required to restate its financial statements due to its material non-compliance with financial reporting requirements (other than as a result of changes in accounting policies), and the Compensation Committee determines that a lower payment would have been made to the executive based upon the revised financial results.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amended and Restated Employment Agreement between the Company and Christopher A. Holden

10.2	AmSurg Corp. 2006 Stock Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Claire M. Gulmi

Executive Vice President, Chief Financial Officer and Secretary
(Principal Financial and Duly Authorized Officer)

Date: November 22, 2013

EXHIBIT INDEX

No.	Exhibit

Exhibit 10.1	Second Amended and Restated Employment Agreement between the Company and Christopher A. Holden.

Exhibit 10.2	AmSurg Corp. 2006 Stock Incentive Plan, as amended.